Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2009 (except for Note 1 – Non-controlling Interest, as to which the date is February 11, 2010), with respect to the consolidated financial statements of Landry’s Restaurants, Inc. included in Form 8-K of Landry’s Restaurants, Inc. dated February 11, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Landry’s Restaurants, Inc. on Forms S-8 (File Nos. 333-113438, effective March 9, 2004, 333-104175 effective March 31, 2003 and 333-93173 effective December 21, 1999).

/s/ GRANT THORNTON LLP

Houston, TX

February 11, 2010